NOVASTAR ANNOUNCES COMPLETION OF 2004-N3 NIMs TRANSACTION

KANSAS CITY, MO., December 21, 2004 -- NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced the closing of 2004-N3.

Lead managers RBS Greenwich Capital and Wachovia Securities with co-managers Deutsche Bank Securities and Morgan Stanley, underwrote NovaStar NIM Trust, Series 2004-N3, which closed December 21, 2004. The transaction offered one A rated class of certificates with a face value of $201,000,000.

"We were extremely pleased by the execution of our latest NIMs transaction," said Mike Bamburg, Senior Vice President and Chief Investment Officer. "The demand for the bonds was impressive and is a testament to NovaStar's reputation for providing high quality mortgage collateral to the secondary markets," Bamburg added.

About 2004-N3

2004-N3 bonds are collateralized, self-amortizing, debt issued to finance residual securities assets from NMFT 2004-3 and NMFT 2004-4. The bonds are non-recourse in nature and pay a bond equivalent yield of 4.0%. All cash flows from the assets collateralizing the bonds are used to pay interest and principle until the bonds are fully amortized.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation's leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company's mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 2003 annual report on Form 10-K (available on the Company's website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424